EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement No. 333-274703 on Form S-3/A of our report dated March 25, 2024, relating to the consolidated financial statements of Camber Energy, Inc. appearing in this Annual Report on Form 10-K of Camber Energy, Inc. for the year ended December 31, 2023.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas

March 25, 2024